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Exhibit 10.10

Cook Imaging Cook Pharmaceutical Solutions P.O. Box 3068 Bloomington, IN 47402-3068 Phone: 812 333-0887 Fax: 812 332-3079 www.cookgroup.com

Product Development and Clinical Supply Agreement

THIS AGREEMENT is effective as of the 10th day of September 1999.

BY AND BETWEEN:

        BIOMIRA USA, a Corporation organized and existing under the laws of Delaware, with its principal offices located at 1002 East Park Boulevard, Cranbury, New Jersey 08512 (hereinafter referred to as "CLIENT")

AND:

        COOK IMAGING CORPORATION d.b.a. COOK PHARMACEUTICAL SOLUTIONS, a corporation organized under the laws of Indiana, with its principal place of business located at 927 South Curry Pike in Bloomington, Indiana 47403 (hereinafter referred to as "COOK");

        WHEREAS CLIENT is the owner of patents, formulations and know-how related to the pharmaceutical product "Liposomal BLP25" (hereinafter referred to as the "Drug Product");

        WHEREAS COOK has the expertise and the manufacturing facility suitable for the pharmaceutical preparation and production of the Drug Product;

        WHEREAS, CLIENT wishes to have COOK manufacture the Drug Product and COOK wishes to supply the Drug Product to CLIENT;

        NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:

DEFINITIONS

        1.1   DRUG PRODUCT shall mean the pharmaceutical "Liposomal BLP25" in finished dosage form for development and/or clinical use.

        1.2   SPECIFICATIONS shall mean those specifications set forth in the Provisional Product Specification Sheet and/or the Master Batch Record and include Drug Product and Raw Material specifications.

        1.3   DEVELOPMENT shall mean work necessary to develop a process to manufacture the Drug Product, and, when applicable, in full accord with cGMP and to supply the Drug Product conforming to the Specifications. Development activities shall include, but are not be limited to, research and preparation of experimental batches and Good Laboratory Practices ("GLP") batches in accordance with the terms set forth in the Project Plans.

        1.4   PRODUCTION shall mean qualification of Cook quality control laboratories, qualification and/or validation of the manufacturing process, and manufacture and delivery of the Drug Product in accordance with the cGMPs and the terms set forth in the Project Plans.

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        1.5   LABELING shall mean all labels and other written, printed, or graphic matter upon: (i) the Drug Product at any container, carton, or wrapper utilized with the Drug Product or (ii) any written material accompanying the Drug Product, including without limitation, package inserts.

        1.6   IND shall mean an Investigational New Drug Exemption Application for the Drug Product, as defined in the United States Food and Drug Administration (FDA) rules and regulations, 21 CFR.

        1.7   FDA shall mean the United States Food and Drug Administration.

        1.8   DMF shall mean Drug Master File, as defined in the FDA rules and regulations.

        1.9   cGMP shall mean current Good Manufacturing Practices as defined in the FDA rules and regulations, 21 CFR Parts 210-211.

        1.10 MASTER BATCH RECORD (MBR) shall mean the formal set of instructions for the production of the Drug Product. The MBR shall be developed and maintained in COOK's standard format by COOK, using CLIENT's master formula and technical support.

        1.11 BULK DRUG SUBSTANCE shall mean the BLP25 Lipopeptide used as the raw materials in the Drug Product.

        1.12 PROVISIONAL PRODUCT SPECIFICATION SHEET shall mean a listing of the analytical testing to be performed on the Bulk Drug Substance, the Drug Product, and the stability program.

        1.13 RAW MATERIALS shall mean Bulk Drug Substance, inactive excipients, and/or primary packaging components as listed in Project Plans.

        1.14 DEVELOPMENT PLAN shall mean the manual containing the parameters for the Development of Product which shall be developed by COOK and agreed to in writing by CLIENT for Drug Product developed. Prior to commencing development hereunder for any Drug Product, COOK shall deliver two (2) signed originals of the Development Plan to CLIENT. CLIENT shall sign both originals of the Development Plan and return one (1) fully executed original to COOK. Each fully executed Development Plan shall be Incorporated herein by reference and made a part of this Agreement.

        1.15 PROJECT PLAN shall mean the manual containing the parameters for the Production of Product which shall be developed by COOK and agreed to in writing by CLIENT for each Drug Product. Prior to commencing development hereunder for any Drug Product, COOK shall deliver two (2) signed originals of the Project Plan to CLIENT. CLIENT shall sign both originals of the Project Plan and return one (1) fully executed original to COOK. Each fully executed Project Plan shall be incorporated herein by reference and made a part of this Agreement.

        1.16 REGULATORY PLAN shall mean the manual containing regulatory services and support for the development and maintenance of regulatory submissions and supporting documentation. The Regulatory Plan will be developed by COOK and agreed to in writing by CLIENT. COOK shall execute the Regulatory Plan and deliver two (2) originals of the Regulatory Plan to CLIENT. CLIENT shall sign both originals of the Regulatory Plan and return one (1) fully executed original to COOK. Upon full execution, the Regulatory Plan shall be incorporated herein by reference and made a part of this Agreement.

DEVELOPMENT PROVISIONS

        2.1   Initiation: Upon execution of this Agreement and the corresponding Development Plan and/or Project Plan for each Drug Product, COOK shall commence Development and/or Production of such Drug Product pursuant to the timeline set forth in the Development and/or project Plans.

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        2.2   Documentation: The Master Batch Record shall be reviewed and approved by COOK and by CLIENT. Any substantive change to an approved Master Batch Record will be reviewed and approved by COOK and by CLIENT prior to said change being implemented. Each batch of Drug Product is produced by using a copy of the Master Batch Record. Each batch record is assigned a unique batch number. Any deviation from the specified manufacturing process must be documented in the batch record. COOK shall provide CLIENT with required supporting documentation for the Development in a form reasonably suitable for CLIENT's submission to the FDA. In no event will COOK be responsible for supplying CLIENT with Regulatory Support pursuant to this Agreement, except as specifically set forth in the Regulatory Plan.

        2.3   Bulk Drug Substance Supply: CLIENT, at its sole cost and expense (including, without limitation, shipping costs), shall supply to COOK, in a timely manner, all Bulk Drug Substance required to satisfy the terms of this Agreement. Risk of loss of Bulk Drug Substance shall at all times remain with CLIENT. CLIENT shall be responsible for obtaining and maintaining sufficient quantities of the Bulk Drug Substance and Drug Product reserve samples as defined in Good Manufacturing Practices regulations 21 CFR Section 211.170.

        2.4   Supply and Testing of Raw Materials: Raw Materials as specified in each Project Plan shall be tested in accordance with standard operating procedures or other compendia which define the sampling methodology and the analytical methods used to assure that the Raw Materials meet the Specifications. COOK and CLIENT agree that a vendor's certificate of analysis may be relied upon by COOK in lieu of testing, provided that testing by COOK or CLIENT has validated the vendor, or at CLIENT's request. For Raw Materials listed in Project Plans and which are not included in the current USP/NF, and for the Bulk Drug Substance supplied by CLIENT or its agents, COOK shall obtain CLIENT's approval prior to instituting any changes to the Specifications, sampling, or test methods for that material.

        2.5   Delivery Terms: COOK shall ship all Drug Product to CLIENT or to CLIENT's designated consignee, after satisfaction of the conditions in Paragraph 4.1 hereto. All shipments shall be shipped FCA (Incoterms, 1990) Bloomington, Indiana. Client shall be responsible for all freight and delivery charges, including without limitation insurance charges, and shall assume all risk of loss of the Drug Product after delivery to the designated carrier. COOK will not be responsible for environmental conditions during shipping unless such environmental conditions during shipping are specified by CLIENT, in writing, prior to the first shipment of Drug Product. All shipping instructions of CLIENT shall be accompanied by the name and address of the recipient and the shipping date. CLIENT shall, within fifteen (15) working days after its receipt of the executed batch record, notify COOK in writing, of any claim relating to non-conforming Drug Product and, failing such notification, notwithstanding Paragraph 5.1 of this Agreement, CLIENT shall be deemed to have accepted the Drug Product, and waived its right to revoke acceptance.

        2.6   Payment for the Drug Product and Development: At the completion of each development project, COOK shall invoice CLIENT for the Development costs, as set forth in Development Plans. Cook shall invoice client for client's purchase of the Drug Product as set forth in the Project Plans and as defined: [+] upon client approval of the Project Plan; [+] when the product has been filled by COOK; and [+] after COOK release of the executed batch record. The foregoing amount shall be applied to the first invoice pursuant to the terms and conditions set forth in Project Plans. Each payment shall be made by the CLIENT within [+] days after the date of the invoice for the Drug Product and/or any other service. Payment not received within [+] days for any invoice shall bear interest at [+] per month.

        2.7   Scope of Professional Services: At CLIENT's written request and upon terms and conditions agreed upon by both parties, COOK's pharmaceutical scientists may advise CLIENT with respect to

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development studies, formulation, primary packaging, and manufacturing process development in connection with Drug Product (the "Formulation Services").

        2.8   Returns: Returned Drug Product is the responsibility of CLIENT.

TERM AND TERMINATION

        3.1    Term:    This Agreement shall commence on the date first above written and will continue until the Development and Production, as described in Project Plans, has been completed, unless sooner terminated pursuant to Paragraph 3.2 herein (the "Term").

        3.2    Termination:    This Agreement may be terminated at any time upon the occurrence of any of the following events:

          (a)   Default:    Upon forty-five (45) days written notice, by either party to the other party, in the event that the other party breaches any provision of this Agreement, and such party fails to remedy the breach prior to the expiration of the forty-five (45) day period.

          (b)   Insolvency:    Upon written notice by either party to the other party upon insolvency or bankruptcy of the other party, and the failure of any such insolvency or bankruptcy of the other party to be dismissed within sixty (60) days.

          (c)   Force Majeure:    If, as a result of causes described in Paragraph 7.1, either party is unable to fully perform its obligations hereunder for a period of sixty (60) consecutive days, the other party shall have the right to terminate this Agreement upon at least thirty (30) days prior written notice.

Termination, expiration, cancellation or abandonment of this Agreement, through any means and for any reason, shall not relieve the parties of any obligation occurring prior thereto and shall be without the prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement or CLIENT'S purchase order issued hereunder.

        3.3    Payment on Termination:    In the event of the termination or cancellation of this Agreement, CLIENT shall reimburse COOK for all raw materials and components ordered prior to termination and not cancelable at no cost to COOK. CLIENT shall pay prices as described in Project Plans for (a) all work-in-process commenced by COOK and (b) all finished goods of COOK. Except for termination in the event of a default by COOK, CLIENT shall be responsible for all other expenses and losses incurred by COOK because of the termination. Following expiration or termination, COOK shall ship such materials to CLIENT at CLIENT's cost and per CLIENT's instructions. CLIENT shall make payment for all expenses described in Paragraph 3.3 net [+] days from the invoice date.

        3.4    Survival:    Sections headed Term and Termination, Warranties, Drug Product Recalls, Confidentiality, and Indemnification shall survive the termination or cancellation of this Agreement for any reason.

CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

        4.1    Certificates of Analysis:    COOK shall test, or cause to be tested, in accordance with the Specifications, each batch of the Drug Product manufactured pursuant to this Agreement before delivery to CLIENT. A certificate of analysis for each batch delivered shall set forth the items tested, specification, and test results. COOK shall also indicate on the final page of the batch record that all batch production and control records have been reviewed and approved by the appropriate quality control unit. COOK shall send, or cause to be sent, such certificates to CLIENT prior to the shipment of the Drug Product (unless the product is shipped under quarantine). CLIENT shall test, or cause to be tested, for final release, each batch of the Drug Product as meeting the Specifications. As required

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by the FDA (see Paragraph 5.2 below), CLIENT shall assume full responsibility for final release of each lot of the Drug Product.

        4.2    Manufacturing Compliance:    COOK shall advise CLIENT immediately if an authorized agent of any regulatory body visits COOK's manufacturing facility and makes an inquiry regarding COOK's method of manufacture of the Drug Product for CLIENT. Manufacturing deviations and investigations which occur during manufacture of Drug Product and which do not cause the Production to be non-compliant with cGMPs, shall not be deemed to cause such Drug Product to be non-conforming.

        4.3    Reserve Samples:    CLIENT shall be responsible for obtaining and maintaining sufficient quantities of the Bulk Drug Substance and Drug Product reserve samples as defined in Good Manufacturing Practices regulations 21 CFR Section 211.170.

        4.4    Annual Quality Review:    CLIENT shall be responsible for evaluating, at least annually, the quality standards of the Drug Product to determine the need for changes in the Drug Product specifications, manufacturing processes, and/or controlled documents. COOK shall provide CLIENT with access to all appropriate batch records for each batch of the Drug Product. CLIENT shall supply COOK a copy of the examination results and recommendations, if any.

        4.5    Distribution Records:    COOK shall maintain distribution records which contain all of the appropriate information as specified in the Good Manufacturing Practices regulations 21 CFR Section 211.196.

        4.6    Customer Complaints:    Complaint files, as required by 21 CFR Section 211.198 of the Good Manufacturing Practices regulations, shall be maintained by CLIENT. All complaints received by COOK shall be forwarded to CLIENT. CLIENT shall be responsible for the review of the complaint to determine the need for an investigation as specified in 21 CFR Section 211.192, or the need to report to FDA as required by 21 CFR Section 310.305, Section 312.32, and Section 314.50 (d)(5)(vi). CLIENT shall send to COOK all Drug Product performance or manufacturing-related complaints which require investigation. COOK shall conduct an investigation for each Drug Product performance or manufacturing-related complaint and shall report findings and follow-up of each investigation to CLIENT. CLIENT shall make these complaint files available to COOK in the event they are required during an FDA inspection.

        4.7    Audits:    Except with respect to information and operations which constitute COOK trade secrets, CLIENT, upon prior written notice and during normal business hours, shall have the right to inspect COOK batch records and the portions of COOK's facility used for the Production of Drug Product once annually. If CLIENT chooses to audit COOK more than one time in a calendar year, CLIENT agrees to reimburse COOK for COOK's reasonable expenses incurred in hosting the audit. All audited data will be treated as Confidential Information of COOK.

        4.8    Regulatory Compliance:    Unless otherwise stated, COOK is responsible for compliance with all Federal, State and local laws and regulations ("Regulations") as they apply solely to COOK's pharmaceutical preparation and product facility generally and COOK shall have no responsibilities for compliance with Regulations as they relate specifically to Drug Product.

WARRANTIES

        5.1    Conformity with specifications:    COOK warrants only that, at the time of manufacture, the Drug Product (a) is prepared and tested in accordance with the Specifications, including cGMP and (b) is free of liens and encumbrances. Because of individual biological differences, no product is 100% effective under all circumstances. In addition, because COOK has no control of the conditions under which the Drug Product is used, the diagnosis of the patient before or after treatment with the Drug Product, the method of use or administration of the Drug Product, and handling of the Drug Product

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after it leaves COOK's possession, COOK does not warrant either a good effect, or against an ill effect, following the use of the Drug Product. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF AND SHALL SUPERSEDE ALL OTHER WARRANTIES OF ANY KIND, WHETHER WRITTEN, ORAL, OR IMPLIED. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF NONINFRINGEMENT. No representative of COOK may change any, of the foregoing warranties and CLIENT accepts the Drug Product subject to all terms hereof.

        5.2    Non-Conforming Drug Product:    Within [+] calendar days from the release of the executed Batch Record to CLIENT, CLIENT shall determine whether the Drug Product conforms to the Drug Product Specifications, Master Batch Record, COOK's current SOPs, and the Project Plan (collectively the "Product Requirements"). If any batch of Drug Product conforms to the Product Requirements, CLIENT must accept the Drug Product. If CLIENT fails to notify COOK within the [+] calendar day period that the Drug Product does not conform to the Product Requirements, then CLIENT shall be deemed to have accepted the Drug Product and waived its right to revoke acceptance. If CLIENT believes any batch of Drug Product does not conform to the Product Requirements, it shall notify COOK by telephone including a detailed explanation of the alleged non-conformity and shall confirm such notice in writing via overnight delivery. Upon receipt of such notice, COOK will investigate such alleged non-conformity, and (i) if COOK agrees such Drug Product is non-conforming as a result of the negligence of COOK, deliver to CLIENT a corrective action plan within [+] calendar days after receipt of CLIENT's notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than CLIENT or COOK, or (ii) if COOK disagrees with CLIENT's determination that the Drug Product is non-conforming as a result of the negligence of COOK, COOK shall so notify CLIENT by telephone within the [+] calendar day period and confirm such notice in writing by overnight delivery. If the parties dispute whether the Drug Product is conforming or non-conforming or whether the non-conformity was caused by COOK or CLIENT, samples of the Drug Product will be submitted to a mutually acceptable third party for resolution, whose determination of conformity or non-conformity and the party responsible therefore shall be binding upon the parties. The incorrect party shall hear the costs of such third party. In the event COOK agrees that the Drug Product is non-conforming as a result of the negligence of COOK or the third party determines that the Drug Product is non-conforming solely as a result of the negligence of COOK, then COOK, at its expense, but subject to CLIENT, at its expense, supplying the replacement Bulk Drug Substance, and upon payment for the non-conforming Drug Product by CLIENT, shall replace such non-conforming Drug Product within [+] calendar days from receipt of replacement Bulk Drug Substance from CLIENT, or will refund the purchase price of the non-conforming Drug Product.

        5.3    Compliance:    CLIENT assumes responsibility for all contact with the FDA and other regulatory bodies, pertaining specifically to Drug Product.

        5.4    Limitation of Remedies and Damages:    Except for COOK's obligation under section 10.2, CLIENT's sole and exclusive remedy for any claim arising by reason of or in connection with the sale, purchase, or delivery or use of Drug Product, regardless of whether such claim is based on tort law, breach of contract, breach of warranty or any other legal theory ("claim") shall be, at COOK'S option, the replacement of the Drug Product (subject to CLIENT's supply, at its cost, of replacement Bulk Drug Substance) or the return of the purchase price for such Drug Product. Under no circumstances shall COOK be liable for loss of use, lost profits or any other collateral, special, consequential other damages, losses, or expenses in connection with or by reason of any claim. Any lawsuit asserting any claim must be brought by CLIENT against COOK within two (2) years after delivery of Drug Product to CLIENT or such claim shall be forever barred.

        5.5    Waiver of Claims:    In connection with providing Formulation Services, COOK represents only that it will use reasonable care in providing such information solely as it relates to development

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studies, formulation, primary packaging and manufacturing process development. COOK makes no representation or warranty, and CLIENT expressly waives all claims against COOK, its agents or employees, arising out of or in connection with any claims relating to the stability, efficacy, safety, or toxicity of Drug Product developed, formulated, packaged or manufactured in accordance with the Formulation Services provided by COOK.

DRUG PRODUCT RECALLS

        6.1    Drug Predict Recalls:    In the event: (a) any government authority issues a request, directive or order that the Drug Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) CLIENT reasonably determines that the Drug Product should be recalled because the Drug Product does not conform to Specifications, CLIENT shall take appropriate corrective actions. In no event, however, shall COOK have responsibility for regulatory compliance in connection with any recall, except to the extent as required by law. All costs and expenses incurred in connection with such recall shall be the responsibility of CLIENT unless caused solely by the negligence of COOK. In no event shall COOK have any liability for consequential damages incurred by CLIENT which arise out of, or in connection with, any Drug Product recall.

FORCE MAJEURE; FAILURE TO SUPPLY

        7.1    Force Majeure Events:    Failure of either party to perform under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order or regulation of any government entity, or by any cause beyond the reasonable control of the affected party, whether or not foreseeable, provided that written notice of such event is promptly given to the other party.

        7.2    Failure to Supply:    If COOK fails to supply all or any material part of the Drug Product ordered by CLIENT, CLIENT may require COOK to supply the undelivered Drug Product or a lesser quantity at a future date agreed upon by CLIENT. The provisions of this Paragraph 7.2 shall be without prejudice to CLIENT's rights under Paragraph 3.2 and remedies provided for thereunder.

IMPROVEMENTS

        8.1    Changes by CLIENT:    CLIENT must approve, in writing, the Master Batch Record prior to the initial date of manufacture and the Provisional Product Specification Sheet, at least [+] prior to the initial date of manufacture. If CLIENT requests a change to the Master Batch Record and/or the Provisional Product Specification Sheet and COOK agrees that such change is feasible with regard to the manufacture of the Drug Product, such change shall be incorporated within the Master Batch Record and/or Specifications pursuant to a revision of the Master Batch Record and/or Provisional Product Specification Sheet. The price of the Drug Product shall be adjusted for such change, and CLIENT shall pay COOK the costs associated with such change, including any development work, if necessary, based upon COOK's then-prevailing development rates. Such revisions, prices and costs shall be set forth in a written amendment to this Agreement. It is the responsibility of CLIENT to insure that proper regulatory agencies approve the suggested changes.

        8.2    Changes by COOK:    COOK agrees that any changes developed by COOK which may be incorporated into the Drug Product shall be set forth in a revision of the Master Batch Record and Provisional Product Specification Sheet, if applicable, prior to such incorporation. It is the responsibility of CLIENT to ensure that proper regulatory agencies approve the suggested changes.

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CONFIDENTIALITY

        9.1   This Agreement, by reference, incorporates the Confidentiality Agreement signed by CLIENT and COOK on September 26, 1997, and is made a part hereof as though fully set forth herein.

        9.2   Any invention made, conceived or reduced to practice by COOK in connection with the performance of the obligations under this Agreement, during the term of this Agreement or thereafter, whether derived from COOK or CLIENT, shall be considered confidential information and shall be the exclusive property of COOK; provided, however, that any invention made, conceived of, or reduced to practice during the Term of this Agreement, of [+] shall promptly sign and deliver any and all documents or information necessary for the securing of such invention in any country as determined by the owner.

        9.3   The parties agree that contents of this Agreement (including any attached schedules) shall not be disclosed to any third party without the prior written consent of the other party except that it may be disclosed to the following, subject to the agreement to maintain the contents of this Agreement in confidence: (1) the controlling companies of the parties, (ii) the companies controlled by the parties, (iii) governmental regulatory agencies, including, but not limited to, environmental protection authorities, (iv) contract laboratories, and (v) suppliers (for DMF authorization).

        9.4   Upon termination of this Agreement for whatever reason, each party shall return to the other all originals, copies, and derivative forms of disclosed or developed information relating to the purpose of this Agreement except that one copy of such information may be retained by the receiving party as required by regulatory law for future reference or for archival purposes. The confidential information shall remain confidential and not be disclosed by the receiving party for a period of [+] years following the date of expiration or termination of this Agreement.

INDEMNIFICATION

        10.1    Indemnification by CLIENT:    CLIENT shall indemnify and hold COOK (and any parent, subsidiary, or affiliate company or corporation, and their officers, directors, shareholders, agents, and the employees and insurers of any of them and/or their successors and assigns thereto, collectively the "Affiliates"), free and harmless from any and all claims, demands, liability, losses, actions, or any fines or penalties, and any and all expenses associated therewith (including without limiting the generality of the foregoing, defense costs and attorney's fees), arising out of or in connection with, are the result of, or are otherwise related to: (i) any act or omission of CLIENT; (ii) the promotion, distribution, use, misuse or sale of the Drug Product (including, without limiting the generality of the foregoing, any claims, express, implied or statutory, made as to the efficacy or safety thereof); (iii) any Drug Product labeling or packaging; (iv) CLIENT's compliance or non-compliance with any applicable Federal or State laws or regulations; (v) any failure of CLIENT to perform, in whole or in part, any of its obligations hereunder, or (vi) CLIENT's manufacture or handling of the Bulk Drug Substance, unless caused solely by the acts or omissions of COOK.

        10.2    Indemnification by COOK:    COOK will indemnify and hold CLIENT and its Affiliates free and harmless against any and all claims, demands, actions or causes of action, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, defense costs and attorneys fees), for damages on account of personal injury (including death) or property damage caused solely by the acts or omissions of COOK.

        10.3    Patent Indemnity:    CLIENT further warrants that manufacture, use and sale of the Drug Product and Bulk Drug Substance will not infringe any patent or other proprietary rights and that

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CLIENT will indemnify, defend and hold COOK and its Affiliates free and harmless from any damage, judgment, liability, loss, cost or expense, including legal expenses, arising from claims that the manufacture, use or sale of the Drug Product or Bulk Drug Substance infringe patent or other proprietary rights of a third party.

        10.4    Conditions of Indemnification:    If either party seeks indemnification from the other under Paragraphs 10.1, 10.2, or 10.3, it shall promptly give written notice to the other party of any such claim or suit threatened, made or filed against it, which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the defense of all such claims or suits. No settlement or compromise shall be binding on a party hereto without its prior written consent.

GENERAL PROVISIONS

        11.1    Notices:    Any notice permitted or required by this Agreement may be sent by facsimile with the original document being sent by certified (or registered) mail, return receipt requested, or overnight delivery and shall be effective when received (or refused) via facsimile or mail or overnight if faxed and sent and addressed as follows (or to such other facsimile number or address as may be designated by a party in writing):

If to CLIENT:	Biomira USA, Inc. 1002 Eastpark Boulevard Cranbury, NJ 08512 Attn: Laura Pflug, Technical Operations and Quality
Telephone: (609) 655-5300 Facsimile: (609) 655-1755
If to COOK:	Cook Imaging Corporation 927 South Curry Place Bloomington, IN 47403 Attn: Alisa Wright, Business Affairs Manager
Telephone: (812) 333-0887 Facsimile: (812) 332-3079

        For specific inquiries, the following COOK responsible parties may be contacted directly:

Project Manager	Wendy Wilson
Quality Control Manager	Tami Stackhouse
Materials Manager	Robert Stoner
Quality Assurance Manager	Jennifer Walls

        For specific inquiries, the following CLIENT responsible parties may be contacted directly:

Project Manager	Bill Reilley, Biomira USA Inc.
Quality Control Manager	Gerry Murphy, Biomira Inc. (780) 450-3761 × 318
Materials Manager	Ray Fermimore, Biomira USA Inc.
Quality Assurance Manager	Joseph Wu, Biomira Inc. (780) 450-3761 × 319

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        11.2    Entire Agreement: Amendment:    The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

        11.3    Waiver:    None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of both parties. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.

        11.4    Obligations to Third Parties:    Each party warrants and represents that this Agreement is not inconsistent with any contractual obligations, expressed or implied, undertaken with any third party.

        11.5    Assignment:    This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned a transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that no consent shall be required in the case of a transfer to a wholly-owned subsidiary or transaction involving the merger, consolidation or sale of substantially all of the assets of the party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all the obligations under this Agreement.

        11.6    Independent Contractor:    COOK shall act as an independent contractor for CLIENT in providing the services required hereunder and shall not be considered an agent for joint venture with CLIENT. Unless otherwise provided herein to the contrary, COOK shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities.

        11.7    Governing Law:    This Agreement is subject to and shall be governed by the laws of the State of Indiana.

        11.8    Severability:    In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

        11.9    Headings, Interpretation:    The headings used in this Agreement are for convenience only and are not part of this Agreement.

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        IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the date first above written.

BIOMIRA USA, Inc.	COOK IMAGING CORPORATION d.b.a. COOK PHARMACEUTICAL SOLUTIONS
/s/ Mircea Popescu Authorized Signature	/s/ Alisa K. Wright Authorized Signature
Mircea Popescu Printed Name	Alisa K. Wright Printed Name
09-13, 1999 Date	9/10/99 Date

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October 17, 2005

Baxter Pharmaceutical Solutions LLC
927 South Curry Pike
Bloomington, Indiana
47403

ATTENTION: Dean LaPlante, Project Manager

Re:
Addendum to Product Development and Clinical Supply Agreement, dated September 10, 1999, as amended on May 3, 2004 (the "PDCS"")

        This addendum is to serve as acknowledgement of receipt of equipment owned by Biomira Inc. as listed in Attachment "A", subject to the terms and conditions listed below

Terms and Conditions:

  1)
  Equipment will be loaned to Baxter Pharmaceuticals for the purposes of manufacturing of BLP-25 and/or the placebo for Biomira Inc. pursuant to the PDCSA, and subject to the terms and conditions of the PDCSA.

  2)
  Baxter will return the equipment to Biomira Inc. within [+] days of receipt of a written request by Biomira.

  3)
  The equipment will remain at the Baxter premises in Bloomington, Indiana and will not be removed, dismantled, or loaned to any other persons, without written consent of an authorized representative from Biomira Inc.

  4)
  Baxter will ensure reasonable due care of the equipment while it is in their possession.

  5)
  The equipment shall at all times remain the property of Biomira, and Baxter shall have no liabilities or obligations with respect to the equipment except as provided in Article 10 of the PDCSA.

        Please acknowledge your agreement to the terms and conditions above, by signing in the space below and returning this letter to Biomira Inc.

Yours truly
/s/ Edward Taylor Edward Taylor, CFO and VP Finance and Administration Biomira Inc.
Terms and conditions above agreed to by:
/s/ Kelly L. Zaleski, Ph.D. Authorized Representative of Baxter Pharmaceuticals Kelly L. Zaleski, Ph.D. Sr. Director, Pharm Services

BIOMIRA INC. 2011 - 94 St. Edmonton, AB, Canada T6N 1H1    Tel: (780) 450-3761    Fax: (780) 463-0871
http://www.biomira.com

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

Biomira Inc

Attachment "A"

October 17, 2005

Biomira Identification Number	Serial Number	Equipment Description
BIO-1010	N/A	15-L Jacketed Bioreactor (includes vessel, headplate and lipseal stirrer assembly)
BIO-1017	N/A	15-L Jacketed Bioreactor (includes vessel, headplate and lipseal stirrer assembly)
BIO-1019	N/A	5-L Jacketed Bioreactor (includes vessel, headplate and lipseal stirrer assembly)
EL-2093	P05257/17	ADI 1032 Stirrer Speed Controller (15-L Bioreactor)
EL-2098	P06175/32	Stirrer Speed Controller (5-L Bioreactor)
EL-3000	P14884/9	ADI 1032 Stirrer Speed Controller (15-L Bioreactor)
STIR-2030	P01417/3	P1000 Stirrer Motor (15-L Bioreactor)
STIR-2035	PO4600/14	P140 Stirrer Motor (5-L Bioreactor)
STIR-2037	P00664/10	P1000 Stirrer Motor (15-L Bioreactor)
TANK-1004		50-L Dedicated Stainless Steel INOVA Intermediate Tank
TANK-1005	TC6253	60-L Pressure Vessel
MISC-2105	N/A	Inova filling parts

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

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Product Development and Clinical Supply Agreement